UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 3, 2015

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50 New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On September 3, 2015, FXCM Inc., a Delaware corporation (the “Company”) received a notice (the “NYSE Notice”) from NYSE Regulations, Inc. that it is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual (“Section 802.01C”) of the New York Stock Exchange, Inc. (the “NYSE”). Such noncompliance is based on the average closing price of the Company’s common stock being less than $1.00 over a consecutive 30 trading-day period. The Company will provide the NYSE with the required response within 10 business days of its receipt of the NYSE Notice, stating its intent to cure this deficiency.

In accordance with the NYSE Notice, the Company has 6 months from the date of receipt of the NYSE Notice to achieve compliance with the continued listing standards of Section 802.01C. The Company’s common stock will continue to be listed and traded on the NYSE during this 6 month cure period, subject to NYSE’s discretion, under the symbol “FXCM,” but will continue to be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. In the event that the Company fails to achieve compliance with the continued listing standards of Section 802.01C by the expiration of the 6 month cure period, the NYSE may commence suspension and delisting procedures.

The Company is actively monitoring the bid price of its common stock and will consider and implement any and all options available to it to achieve compliance, including, without limitation, effecting the reverse stock split for which the Company has sought shareholder approval pursuant to the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 4, 2015 at the Special Meeting of the Company’s shareholders currently scheduled for September 21, 2015.

ITEM 8.01. OTHER EVENTS.

On September 9, 2015, the Company issued a press release pertaining to the NYSE Notice referenced above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued on September 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.

By:	/s/Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date:  September 9, 2015

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated as of September 9, 2015